THIRD AMENDMENT TO AMENDED AND
RESTATED BY-LAWS OF CSK AUTO CORPORATION

THIS THIRD AMENDMENT (this “Amendment”) to the Amended and Restated By-Laws of CSK Auto Corporation (the “Corporation”), as adopted by the Board of Directors (the “Board of Directors”) of the Corporation as of April 27, 1999, and as subsequently amended (the "Bylaws”) is hereby adopted by the Board of Directors and made effective as of August 10, 2007.

RECITALS

A. Article XII of the Bylaws provides that the Board of Directors shall have the power to, among other things, amend, alter and repeal the Bylaws.

B. The Board of Directors deems it necessary and advisable and in the best interest of the Corporation to amend the Bylaws in certain respects as set forth below.

NOW, THEREFORE, BE IT RESOLVED, that Board of Directors hereby amends the Bylaws as follows:

AMENDMENTS

1. DIRECTORS.

Article III, Section 3 of the Bylaws relating to resignation and removal of directors shall be deleted in its entirety and shall be substituted with the following:

“Section 3. Resignation and Removal. Any director may resign at any time by giving written notice of his resignation to the Board of Directors, the Chairman of the Board, if any, the Chief Executive Officer, the President or the Secretary. Any such resignation shall take effect at the time specified therein or, if no time is specified, immediately upon receipt; unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective. Any or all of the directors may be removed with or without cause by the stockholders at a special meeting therefor and, except as otherwise provided by statute or by the Certificate of Incorporation, may be removed for cause by the Board of Directors.”

Article III of the Bylaws shall be amended to include the following Section 7 relating to the duties of the Chairman of the Board:

“Section 7. Chairman of the Board. The Board of Directors may elect or appoint one of the Directors to serve as a Chairman of the Board, who will preside at meetings of the Board of Directors and at the Corporation’s annual meeting of stockholders. If the Chairman of the Board is absent from any meeting, such meeting shall be conducted in accordance with Article IV, Section 3 of the Bylaws. The Chairman of the Board shall perform all duties usually incumbent on the Chairman of the Board of a corporation and shall perform such other duties and have such powers as the Board of Directors may designate from time to time. The Board of Directors may, by resolution, provide that the Chief Executive Officer shall be the Chairman of the Board of the Corporation.”

2. OFFICERS.

Article VI, Sections 1, 2, 4, and 5 of the Bylaws, relating to the number, election, and vacancies of officers; term of office, resignation and removal of officers; Chairman of the Board; and the President, respectively, shall be deleted in their entirety and shall be substituted with the following:

“Section 1. Number; Election and Vacancies. The Board of Directors at its first meeting after the election of directors in each year shall elect or appoint a Chief Executive Officer, a President, a Secretary, a Treasurer and one or more Vice Presidents. The Board of Directors may at any time and from time to time elect or appoint a Controller and such Assistant Vice Presidents, Assistant Secretaries, Assistant Treasurers, Assistant Controllers and other officers, agents and employees as it may deem desirable. Any number of offices may be held by the same person. The election or appointment of an officer shall not of itself create any contract rights. A vacancy in any office may be filled for the unexpired term by the Board of Directors at any meeting.”

“Section 2. Term of Office; Resignation and Removal. Unless otherwise prescribed by the Board of Directors, each officer of the Corporation shall hold office until the meeting of the Board Directors following the next annual meeting of stockholders and until his successor has been elected and qualified or until his earlier resignation or removal. Any officer may resign at any time by giving written notice of his resignation to the Board of Directors, the Chairman of the Board, if any, the Chief Executive Officer, the President or the Secretary. Any such resignation shall take effect at the time specified therein or, if no time is specified, immediately upon receipt; unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective. Any officer may be removed at any time by the Board of Directors with cause or without cause.”

“Section 4. Chief Executive Officer. The Chief Executive Officer shall, subject to the oversight of the Board of Directors, have general supervision, direction and control of the business and the officers, employees and agents of the Corporation. The Chief Executive Officer shall report to the Board of Directors and perform such other duties and have such other powers as the Board of Directors may designate from time to time.”

“Section 5. President and Chief Operating Officer. The Board of Directors may from time to time designate a President and/or a Chief Operating Officer, who may be different individuals and one of whom may also hold the title of Chief Executive Officer, with such duties and powers as the Board of Directors may designate for each position from time to time.”

3. EFFECT OF AMENDMENT.

Except as expressly modified and amended by this Amendment, the Bylaws shall remain unmodified and in full force and effect.